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                                                                      EXHIBIT 14

                        D & K HEALTHCARE RESOURCES, INC.

                      CODE OF BUSINESS CONDUCT AND ETHICS
                         (ADOPTED ON NOVEMBER 12, 2003)

INTRODUCTION

      The Code of Business Conduct and Ethics of D & K Healthcare Resources, Inc. and its subsidiaries (collectively the "Company"), is embodied in the following standards and is a guide to ethical decision-making. We are committed to uncompromising integrity in all that we do and how we relate to each other and to persons outside the Company. While the standards in the Code are mainly based on laws to which we are all subject, in some cases they go beyond legal obligations. In this respect, the Code reflects the values that define the Company and the principle that we must strive to avoid any circumstances that may give rise to even an appearance of impropriety. The standards in this Code may be further explained or implemented through policy memoranda or other compliance manuals, including those relating to specific areas of our business. This Code and related memoranda and manuals are available from the Company's General Counsel or Director of Human Resources.

      Each of us is personally responsible for making sure that our business decisions and actions comply at all times with the letter and spirit of this Code. Given the pace of changes in our industry, no set of standards should be considered the final word in all circumstances. When you have doubts about the application of a standard or where we have not addressed a situation that presents an ethical issue, you should seek guidance from your immediate supervisor or from the General Counsel of the Company. In addition, each of us has a duty to report behavior on the part of others that appears to violate this Code or any other compliance policy or procedure of the Company.

      All supervisory and management personnel, including all officers and directors of the Company, have a special responsibility to lead according to the standards in this Code, in both words and action. Our supervisory and management personnel are also expected to adhere to and promote our "open door" policy. This means that they are available to anyone with ethical concerns, questions or complaints. The Company's Audit Committee also maintains a confidential post office box that you can use in those circumstances, the details of which are set out at the end of this Code. Concerns may also be raised with the Company's General Counsel. All concerns, questions and complaints will be taken seriously and handled promptly, confidentially and professionally. No retaliation will be taken against any employee for raising any concern, question or complaint in good faith.

      The following standards of conduct will be enforced at all organizational levels. Anyone who violates them will be subject to prompt disciplinary action, including dismissal for cause.

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COMPLIANCE WITH LAWS, RULES AND REGULATIONS, ETC.

      It is the Company's policy to be a good "corporate citizen." Wherever we do business, employees of the Company are required to comply with all applicable laws, rules and regulations. Employees are also responsible for complying with requirements of contracts that we have entered into with other parties, such as intellectual property licenses (e.g., software licenses related to software packages used in our business), confidentiality agreements, leases, etc. The standards in this Code must of course be interpreted in light of the law and practices where we operate, as well as good common sense. Reasons such as "everyone does it" or "it's not illegal" are unacceptable as excuses for violating our Code. Any suspected or actual violation of any applicable law, rule or regulation or our contractual undertakings should be reported immediately to the employee's immediate supervisor or the General Counsel.

CONFLICTS OF INTEREST

      A conflict of interest occurs whenever our private interests interfere with the interests of the Company as a whole. In order for the Company to carry out its business effectively, it must be assured of its employees' loyalty. Employees must therefore refrain from entering into relationships that might impair their judgment as to what is best for the Company. Even relationships that give the appearance of a conflict of interest should be avoided. You cannot avoid these standards by acting through someone else, such as a friend or family member.

      There are many different ways in which conflicts of interest arise. For example, personal financial interests, obligations to another company or governmental entity or the desire to help a relative or friend are all factors that might divide our loyalties. To clarify what we mean, we have set out below our policies about the most common types of conflicts of interest.

      Employees who believe it is not possible to avoid a conflict of interest must bring this to the attention of, and make full written disclosure of the surrounding circumstances to, their immediate supervisor, who should in appropriate circumstances bring it to the attention of the General Counsel.

            - OUTSIDE EMPLOYMENT AND DIRECTORSHIPS

            Members of the Board of Directors of the Company, officers and employees may not work, or receive compensation, for services from any competitor, customer or supplier unless the relationship and compensation have been approved by the Chief Executive Officer or the Chief Operating Officer of the Company (or in the case of members of the Board of Directors or executive officers, by the independent members of the Board of Directors of the Company.) Most of these situations are likely to present conflicts of interest. Even where approval is granted, employees, officers and members must take appropriate steps

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      to separate Company and non-Company activities. The General Counsel will assist you in determining what steps are appropriate.

            - INVESTMENTS

            Employees, officers and members of the Board of Directors of the Company may not have financial interests in any competitor, customer, distributor or supplier where this would influence, or appear to influence, their actions on behalf of the Company. If there is any doubt about how an investment might be perceived, you should discuss it in advance with your immediate supervisor or the General Counsel.

            - USING THE COMPANY'S TIME AND ASSETS FOR PERSONAL BENEFIT

            You may not perform non-Company work or solicit that work on the Company's premises or while working on the Company's time, including any paid leave you are granted by the Company. Also, you are not permitted to use Company assets (including equipment, telephones, materials, resources or proprietary information) for any outside work.

            - LOANS TO EMPLOYEES

            Loans to and guarantees of obligations of employees incurred for personal reasons can also present conflicts of interest. Such loans are prohibited by law in the case of the Company's directors and executive officers. It is the Company's policy that such loans will generally not be made to other employees.

            - ACCEPTANCE OF GIFTS AND ENTERTAINMENT

            The acceptance of gifts and entertainment from customers or suppliers by employees or members of their families may present a conflict of interest. While employees are permitted to accept gifts of nominal value (approximately $100 or less), such as unsolicited promotional items, they are prohibited from accepting anything that might reasonably be deemed to affect their judgment or that is accompanied by any express or implied understanding that the recipient is in any way obligated do to something in exchange for the gift. Similarly, employees may accept entertainment, but only insofar as it is reasonable in the context of the business at hand and facilitates the Company's interests. When practical, hospitality should be reciprocated. Employees are strictly prohibited from soliciting gifts, gratuities or business courtesies for the benefit of any family member or friend.

            - FAMILY MEMBERS AND CLOSE PERSONAL RELATIONSHIPS

            The Company's standards of conduct are not intended to intrude on our personal lives. Situations may arise, however, where our relationships with

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      family members and friends create conflicts of interest. Generally, employees are prohibited from being in the position of supervising, reviewing or having any influence on the job evaluation or salary of their close relatives. Employees who have family members or friends that work for businesses seeking to provide goods or services to the Company may not use their personal influence to affect negotiations. Employees who have relatives or friends that work for competitors should bring this fact to the attention of their immediate supervisor and discuss any difficulties that might arise and appropriate steps to minimize any potential conflict of interest.

            - PUBLIC SERVICE

            We encourage our employees to be active in the political and civic life of their communities, including charitable or educational activities. When doing so and making any public communication, you should clarify that your views are yours individually and are not being expressed as an employee of the Company. Your participation in or service to the community may also at times place you in a situation in which a conflict of interest with the Company could arise. This could occur, for example, where the community is engaged in a negotiation with the Company for goods or services or with respect to some other matter. The law may require or permit you to abstain from any decision where these circumstances exist, depending on your position within the Company and other factors. Before participating in such a decision, you should seek advice from legal counsel for the community and the General Counsel and should in any event make it clear to the responsible persons that you are an employee of the Company. If you do abstain, you should make it clear that your action is to avoid a potential conflict of interest or the appearance of one. You may not engage in any type of solicitation or distribution activities not relating to the business of the Company on Company premises without the approval of your immediate supervisor. You may not make any political contribution as a representative of the Company. You must also avoid lobbying activities or even the appearance of lobbying any governmental body or public official as a representative of the Company without the express approval of the General Counsel.

                QUESTIONS AND ANSWERS ABOUT CONFLICTS OF INTEREST

Q: I HAVE DEVELOPED A FRIENDSHIP WITH A SUPPLIER AND AM CONSIDERING ENTERING INTO A PARTNERSHIP WITH HIM IN A BUSINESS VENTURE UNRELATED TO THE COMPANY. IS THIS AGAINST COMPANY POLICY?

A: Most likely. Even if you are able to keep your personal and financial dealings from affecting your judgment on behalf of the Company, others may perceive that you are biased. You should discuss your plans with your supervisor or the General Counsel before proceeding.

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Q:    I DO A LOT OF TRAVELING FOR THE COMPANY. CAN I USE THE FREQUENT FLYER
      COUPONS I RECEIVE FROM AIRLINES FOR MY PERSONAL TRAVEL PLANS?

A: It is generally permissible for you to use the frequent flyer coupons and other non-cash benefits you acquire for personal travel. You may not, however, attempt to manipulate the travel plans the Company makes for you in order to receive such benefits. Any additional expense you cause the Company to incur for your benefit amounts to a misappropriation of Company funds.

Q: MY HUSBAND OWNS A LANDSCAPING BUSINESS. I'M SURE HE CAN PROVIDE THE COMPANY WITH A PRODUCT THAT IS COMPETITIVE IN TERMS OF QUALITY AND PRICE. CAN HE SOLICIT WORK FROM THE COMPANY?

A: Your husband might be able to solicit work from the Company, provided that he does not use your employment with the Company to influence the selection process.

CORPORATE OPPORTUNITIES

      Employees may not appropriate to themselves, or to any other person or organization, the benefit of any business venture, opportunity or potential opportunity that they learn about in the course of their employment and that is in the Company's line of business without first obtaining the Company's consent. It is never permissible for employees to compete against the Company, either directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

SECURITIES LAWS AND INSIDER TRADING

      In the course of their duties, employees may be exposed to information about the Company or other companies that is not available to the general public. The use of such nonpublic or "inside" information for securities trading purposes is strictly forbidden, whether by the employee or any of his or her family members or any other person to whom the employee may have communicated the information. It is not only unethical, but also illegal and could expose the employee to civil and criminal penalties. U.S. law prohibits anyone who possesses "material" non-public information about a company to trade its stock or other securities. "Material" information is usually defined as any information that might influence a reasonable investor to buy, sell or hold stock. Common examples include financial results, financial forecasts, possible mergers, acquisitions or divestitures, significant product developments and major changes in business direction. U.S. law also prohibits anyone who possesses material, non-public information from using it to tip anyone else who might trade on it. Violation of the law may result in civil and criminal penalties, including fines or jail sentences. Employees who are uncertain about the legal rules governing purchases and sales of securities they wish to make should review the Company's Policy Against Insider Trading

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and, if questions persist, consult the General Counsel before trading. Any employee who engages in insider trading will be subject to immediate termination.

                  QUESTIONS AND ANSWERS ABOUT INSIDER TRADING

Q: WHEN I BEGAN WORK, THE COMPANY OFFERED ME A STOCK OPTION ALLOWING ME TO BUY COMPANY STOCK AT A GOOD PRICE. DOES THE COMPANY'S INSIDER TRADING POLICY LIMIT WHEN I CAN EXERCISE THE OPTION?

A: While insider trading laws do not apply to the exercise of stock options, they do apply to the sale of stock received through options. It is permissible for you to exercise a stock option even though you possess material, inside information. However, you must not sell the stock you receive (or any other Company stock) until the information has been made public.

Q: I TOLD MY SISTER-IN-LAW ABOUT A NEW PRODUCT ONE OF OUR VENDORS IS PLANNING TO INTRODUCE ON THE MARKET. NOW SHE WOULD LIKE TO BUY STOCK IN THE COMPANY. OUR INSIDER TRADING POLICY DOESN'T APPLY TO HER, DOES IT?

A: If you possess material, inside information, you are not only prohibited from using it yourself, but you must not reveal the information to anyone else who might use it for personal gain. A friend or relative who trades on inside information you acquired at work will be subject to the same penalties as you would be if you traded on it. In addition, you might be penalized for revealing the information.


CONFIDENTIAL AND PROPRIETARY INFORMATION

      Information is a valuable corporate asset. All employees have a duty to safeguard confidential and proprietary information about the Company and information that our suppliers and customers have entrusted to us. Generally speaking, confidential and proprietary information is information that has not been disclosed to the general public or that gives our business an advantage over our competitors or could expose us to harm or liability if released prematurely or inappropriately. Common examples include trade secrets, as well as financial information, corporate strategy and information about relationships with our customers and suppliers. Employees who are unsure about whether information should be treated as confidential or proprietary must consult with their immediate supervisor or the General Counsel.

      Employees must remain conscious at all times of their duty to protect confidential and proprietary information. For example, confidential or proprietary information should never be discussed in public places such as elevators, airplanes or restaurants. In no event should confidential or proprietary information be disclosed to third parties without the express consent of the General Counsel, unless this is otherwise legally required.

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'
      The duty to preserve the Company's confidential and proprietary information is not limited to our employees' period of employment, but continues even after they have left the Company.

      QUESTIONS AND ANSWERS ABOUT CONFIDENTIAL AND PROPRIETARY INFORMATION

Q: CAN I REVEAL CONFIDENTIAL INFORMATION ABOUT THE COMPANY TO MY SPOUSE WHEN I TALK WITH HER ABOUT MY WORK? I'M SURE THAT SHE WILL KEEP IT SECRET.

A: It is not permissible for you to reveal confidential information about the Company to your spouse. Although you and your spouse have a confidential relationship with each other, she does not have a confidential relationship with the Company. Because of this, you must be careful not to discuss confidential information with her. This is true of anyone outside the Company, including other close family members.

Q: HOW CAN I TELL IF INFORMATION IS PROPRIETARY OR CONFIDENTIAL IF IT ISN'T MARKED?

A: There are no hard and fast rules with respect to information that is not marked. Such information must be judged on the basis of its content. However, the following tip may help you. If you are not certain whether information has been made available to the public, you should presume it is proprietary if: (1) it is used in conducting the Company's business;
      (2) it grants a competitive advantage over those who do not possess it; or
      (3) it is distributed on a strictly internal basis within the Company.

FAIR DEALING

      The Company is committed to dealing fairly and honestly with its customers, suppliers, competitors and employees.

            - OUR CUSTOMERS

            Doing business in an honest and fair manner with our customers means that we must earn their business based on the quality of our products and services and our ability to fulfill our commitments. Where our products or services are required to meet customer specifications, employees are prohibited from using false data or manipulating data in such a way as to suggest compliance with these specifications when it has not been achieved. In addition, it is against the Company's policy to refuse to deal with customers because they are also buying products and services from our competitors (failure to adhere to this policy could also constitute a violation of antitrust laws). Employees responsible for customer invoicing are required to reflect accurately on invoices the cost of services or

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      products purchased and all other terms. Employees may not offer customers any benefits or rewards that violate applicable law or our business practices or policies (e.g., the Company's policies on customer discounts) or that have more than nominal value (approximately $100 or less). Reasonable business entertainment is permitted, including at traditional promotional events, so long as it is not in violation of applicable law and would not subject the Company to criticism if disclosed publicly.

            OUR SUPPLIERS

            Doing business in an honest and fair manner with our suppliers means that employees responsible for buying or leasing materials and services on behalf of the Company must do so objectively. We choose to deal with our suppliers on the basis of the price, quality and desirability of their goods and services. Employees must not accept or seek out any benefit from a supplier or potential supplier that would even appear to compromise their judgment. In addition, it is against Company policy to require that suppliers give up trade with our competitors or purchase our products and services in order to continue their relationship with us, unless there is a legitimate business purpose for doing so (failure to adhere to this policy could also constitute a violation of antitrust laws).

            OUR COMPETITORS

            It is the Company's policy to compete solely on the merits of our products and services. Accordingly, false or misleading statements or innuendo about our competitors, their products or their services will not be tolerated. All comparisons of our products or services with those of our competitors must be accurate and factually supported. Employees are strictly forbidden from using any illegal or unethical methods to gather competitive information. This includes stealing proprietary information or trade secret information or attempting to induce disclosure of such information by past or present employees of other companies through misrepresentation or other means. Anyone with even the slightest concern about the legality of information they possess or the means by which it was gathered should consult with the General Counsel. Employees should treat information about our competitors with sensitivity and discretion. This information should be made available only in the proper context and to employees with a legitimate need to know.

            OUR EMPLOYEES

            The Company recognizes that its employees are its most valuable resource. The Company values the contributions that each of its employees makes and is committed to treating every employee with respect. This includes preserving the confidentiality of employee records, refraining from unwarranted intrusions into employees' privacy and supporting to the greatest extent possible employees' aspirations in the workplace.

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COMPETITION RESTRICTIONS

      In most countries, there are laws that govern the ways in which the Company may compete. The purpose of these laws (sometimes known as "competition" or "antitrust" laws) is to prevent interference with a competitive market system. Under these laws, companies or individuals may not enter into formal or informal agreements with other companies or individuals or engage in certain other activities that unreasonably restrict competition. Illegal practices can include, among others, price fixing, allocating customers or territories or unlawfully abusing a dominant market position.

      In contacts with competitors, employees are generally prohibited from discussing competitively sensitive information, such as pricing policies, contract terms, costs, inventories, marketing and product plans, market surveys and other proprietary or confidential information. Such discussions or any collaboration with a competitor about competitively sensitive matters can be illegal. While discussions of some sensitive information may, under certain circumstances, be permissible, no such discussions with competitors should take place without prior approval of the General Counsel. Employees are required to report promptly to the General Counsel any instance in which a competitor has raised any of these topics or otherwise suggested collaboration with respect to any of them.

PROTECTION AND PROPER USE OF COMPANY ASSETS

      The Company's success requires a commitment on the part of all of its employees to the proper allocation and use of its assets, tangible and intangible. For these purposes, the Company's assets include equipment, supplies, real estate, tools, inventory, funds, computer systems and equipment, computer software, computer data, vehicles, records or reports, nonpublic information, intellectual property or other sensitive information or materials and telephone, voice mail or e-mail communications, as well as Company funds in any form. We have a duty to protect the Company's assets from loss, damage, misuse, theft or sabotage. We must also ensure the efficient use of the Company's assets. The Company's assets are to be used for business purposes only. Management must approve any use of Company assets or services that is not solely for the Company's benefit.

ACCURATE BOOKS AND RECORDS

      U.S. law requires the Company to make sure that its books and records accurately and fairly represent transactions and dispositions of our assets in reasonable detail. In all of our operations, it is a violation of Company policy, and possibly illegal, for any employee to cause our books and records to be inaccurate in any way. Employees must never create or participate in the creation of records that are misleading or artificial. Employees are expected to cooperate fully with our internal and independent auditors. In particular, the following requirements must be strictly respected by all employees.

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            - ACCESS TO COMPANY ASSETS, TRANSACTIONS ON MANAGEMENT'S
              AUTHORIZATION

            Access to Company assets is permitted only in accordance with management's general or specific authorization and transactions must be executed only in accordance with management's general or specific authorizations. Transactions involving the Company must be recorded to permit preparation of our financial statements in conformity with generally accepted accounting principles and related requirements and to maintain accountability for the Company's assets.

            - ACCURATE BOOKS

            All Company books and records must be true and complete. False or misleading entries are strictly prohibited, and the Company will not condone any undisclosed liabilities or unrecorded bank accounts or assets established for any purpose.

            - PROPER PAYMENTS

            No employee may authorize payment of Company funds knowing that any part of the payment will be used for any purpose other than the purpose described in the documents supporting the payment.

            - APPROPRIATE CONTROLS

            Administrative and accounting controls must be implemented to provide reasonable assurance that the Company is in compliance with the above requirements and that financial and other reports are accurately and reliably prepared, and fully and fairly disclose all required or otherwise material information.

COMPLETE, ACCURATE AND TIMELY DISCLOSURE

      The Company is owned by the public and its shares are listed for trading on the Nasdaq Stock Market. As a result, the Company is obligated to make various disclosures to the public. The Company is committed to full compliance with all requirements applicable to its public disclosures. The Company has implemented disclosure controls and procedures to assure that its public disclosures are timely, compliant and otherwise full, fair, accurate and understandable. All employees responsible for the preparation of the Company's public disclosures, or who provide information as part of that process, have a responsibility to assure that such disclosures and information are complete, accurate and in compliance with the Company's disclosure controls and procedures.

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DISCRIMINATION OR HARASSMENT

      The Company is committed to providing a work environment that is free from any form of discrimination on the basis of race, ethnicity, gender, creed, religion, age, disability or sexual preference. It is our policy to provide equal opportunity to all employees with regard to hiring, pay rates, training and development, promotions and other terms of employment. Employment decisions will comply with all applicable employment laws.

      The Company will not tolerate harassment, including sexual harassment, in any form. This includes verbal or physical conduct (including verbal or physical sexual advances or innuendo) that demeans or threatens any employee, creates a hostile work environment, unreasonably interferes with an individual's work performance or otherwise adversely affects an individual's employment.

HEALTH AND SAFETY

      The Company strives to provide its employees with a safe and healthy work environment. We are all responsible for helping to achieve this goal by following safety and health rules. Employees must learn the safety procedures applicable to their jobs and abide by them.

PAYMENTS TO GOVERNMENT PERSONNEL

      Practices that are considered acceptable in the commercial business environment, such as providing meals, transportation, entertainment or other things of value, may violate certain local, state, federal or foreign laws when we are dealing with governmental agents. Employees must not give anything of value to governmental agents if this could be interpreted as an attempt to curry favor on behalf of the Company. Consult the General Counsel if there is any uncertainty about permitted interactions with governmental agents.

      The U.S. Foreign Corrupt Practices Act ("FCPA") generally prohibits giving money or anything of value to foreign government officials, foreign political parties or candidates for foreign political office for the purpose of influencing a foreign government. This includes making any payments through intermediaries, such as sales representatives or consultants. Before making any payment or giving anything of value to a foreign official, employees should consult with the General Counsel. Violations of the FCPA can result in stiff civil and criminal penalties for both the Company and the individuals involved.

      Commercial bribery of any nature is a violation of Company policy and is illegal under U.S. law. Employees are strictly prohibited from offering any form of bribe, kickback or inducement to any person.

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WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

      Any request for a waiver of any standard in this Code may be granted only by an employee's immediate supervisor and must be notified in advance to the General Counsel. Waivers involving any of the Company's executive officers or directors may be made only by the independent members of the Board of Directors of the Company, and all waivers granted to executive officers and directors will be disclosed to the Company's shareholders. All personnel should be aware that the Company generally will not grant such waivers and will do so only when good cause is shown for doing so.

GOVERNMENT INVESTIGATIONS

      The Company will cooperate fully with any governmental investigation. Any employee who reasonably believes that a government investigation or inquiry may be threatened or under consideration with respect to any of the Company's operations or practices (including any outside such employee's scope of responsibilities) should so notify the General Counsel and provide the basis for such belief. Routine dealings with the government, such as our tax audits, are not covered by this standard.

      The Company may not always be able to protect both its own interests and those of an employee, without giving rise to a conflict of interest. In that case, the employee may need his or her own counsel. Whether the Company can pay for the employee's legal expenses will depend on legal or other restrictions and the facts and circumstances of the matter.

AUDITS; INVESTIGATIONS; DISCIPLINARY ACTION

      The Company may conduct periodic audits of compliance with this Code. Allegations of potential wrongdoing will be investigated by the proper corporate or departmental personnel and, upon the advice of the General Counsel, will be reported to the Board of Directors (or an appropriate committee thereof) and to the relevant authorities. Knowingly false accusations of misconduct will be subject to disciplinary action. All employees are required to cooperate fully with any internal or external investigation. Employees must also maintain the confidentiality of any investigation and related documentation, unless specifically authorized by the General Counsel to disclose such information.

      Appropriate disciplinary penalties for violations of this Code may include counseling, reprimands, warnings, suspensions with or without pay, demotions, salary reductions, dismissals and restitution. Disciplinary action may also extend to a violator's supervisor insofar as the Company determines that the violation involved the participation of the supervisor or reflected the supervisor's lack of diligence in causing compliance with this Code. Any person who takes any action whatsoever in retaliation against any employee who has in good faith raised any question or concern about compliance with this Code will be subject to serious sanctions, which may include dismissal for cause.

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      Employees are reminded that the Company's document retention policies strictly prohibit the destruction or alteration of documentation undertaken with the intent to obstruct any pending or threatened investigation or proceeding of any nature or in contemplation of a proceeding.

WHERE TO TURN FOR ADVICE

      Employees who have questions about this Code of Business Conduct and Ethics should turn to their immediate supervisors in the first instance. The Company's "open door" policy gives employees the freedom to approach any member of management with ethical questions or concerns without fear of retaliation. The Company's Audit Committee has also established a post office box for this purpose. Questions or concerns submitted to this post office box may be made anonymously. Employees who use the post office box are guaranteed confidential treatment.

      The post office box address is D & K Healthcare Resources, Inc.,
Attention: Audit Committee, P.O. Box 50363, St. Louis, Missouri 63105-9998.

      All employee communications made in good faith will be treated promptly and professionally and without risk of retribution whatsoever.

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                                ACKNOWLEDGEMENT

      I acknowledge that I have received, read and understood the D & K Healthcare Resources, Inc. Code of Business Conduct and Ethics and that my conduct as an employee of the Company must at all times comply with the standards and policies set out in the Code, as well as any other legal or compliance policies or procedures of the Company.

                                             Employee: _________________________

                                             Date: _____________________________

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                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
             (As required by Section 406 of the Sarbanes-Oxley Act)

      As ________________ of D & K Healthcare Resources, Inc. (the "Company"), I certify that I will adhere to the following principles and responsibilities, as well as the Company's Code of Business Conduct and Ethics and other legal and compliance policies and procedures:

            - Act with honesty and integrity, avoiding actual or apparent conflicts of interest involving personal and professional relationships;

            - Provide other officials and constituents of the Company information that is full, fair, accurate, complete, objective, timely and understandable;

            - Comply with rules and regulations of all U.S. governmental entities, as well as state and other private and public regulatory agencies to which the Company is subject;

            - Act at all times in good faith, responsibly, with due care, competence and diligence, and without any misrepresentation of material facts;

            - Act objectively, without allowing my independent judgment to be subordinated;

            - Respect the confidentiality of Company information, except when authorized or otherwise required to make any disclosure, and avoid the use of any Company information for personal advantage;

            - Share my knowledge and skills with others to improve the Company's communications to its constituents;

            - Promote ethical behavior among employees under my supervision at the Company; and

            - Achieve responsible use of and control over all assets and resources of the Company entrusted to me.

                                            Employee: __________________________

                                            Date: ______________________________

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